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                           |OMB APPROVAL           |
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                           |Expires:  Nov 30, 2010 |
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                  U.S. SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                 --------------
                                | SEC FORM 15  |
                                 --------------

     CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDERS SECTION 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                              Date of this filing:
                                  July 14, 2008

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                           | World Associates, Inc.|
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                               Stock Symbol: WAIV
                        Commission File Number 000-27949

                       Nevada                     88-0406903
             (State of incorporation)          (IRS Employer ID)

            Title of each class of securities covered by this FORM 15

                    COMMON STOCK  $.001 PAR VALUE PER SHARE

Please place and X in the box(es) to designate the appropriate rule provision(s)
         relied upon to terminate or suspend the duty to file reports:
                                              ---
                              RULE 12g(a)(2) | X |
                                              ---
              Approximate number of holders of record as of the date
                       of this certification or notice.

                    311 Holders of record as of July 14, 2008

                              COMPANY ADDRESS

                            World Associates, Inc.
                        28310 Roadside Drive, Suite 120
                           Agoura Hills, CA 91301
                                818-991-1770

SIGNATURES:

Pursuant to the requirements of the Securities Exchange Act of 1934, World Associates, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

WORLD ASSOCIATES, INC. Date:  July 14, 2008
/s/ Randall Prouty, President